Exhibit 99.1
NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC ANNOUNCES PRELIMINARY SECOND QUARTER REVENUE

▪	Preliminary Revenue of Approximately $7.1 Billion

▪	Company Updates Hurricane Maria Impact to Second Quarter Financial Results

▪	Company Reiterates Second Quarter EPS Expectations Excluding Hurricane Maria Impact

▪	Second Quarter Financial Results to be Reported on November 21

DUBLIN - November 8, 2017 - Medtronic plc (NYSE: MDT) today announced its preliminary revenue for its second quarter of fiscal year 2018, which ended October 27, 2017. The company announced preliminary second quarter worldwide revenue of approximately $7.050 billion, a decrease of 4 percent as reported, with the decline driven by the company’s divestiture of its Patient Care, Deep Vein Thrombosis (Compression), and Nutritional Insufficiency businesses to Cardinal Health that occurred at the beginning of the quarter. Second quarter revenue increased 3 percent on a comparable, constant currency basis, which adjusts for the divestiture and a $35 million positive impact from foreign currency. Excluding the impact of Hurricane Maria, second quarter revenue growth would have been 4 percent on a comparable, constant currency basis.

The company announced that the impact of Hurricane Maria was approximately $55 to $65 million to its second quarter revenue and is expected to be approximately $0.03 to its second quarter non-GAAP earnings per share (EPS). The company was able to limit the financial impact versus its original expectations provided on October 6th due to the performance and resilience of its employees driving a faster-than-anticipated recovery of its operations in Puerto Rico. As expected, the majority of the impact was to its Minimally Invasive and Restorative Therapies Groups in the United States.

On September 20th, Hurricane Maria devastated the island of Puerto Rico and incapacitated Medtronic’s four manufacturing plants. Within two weeks, on October 2nd the company had substantially repaired its four Puerto Rico manufacturing facilities and restarted limited production, with production reaching 50 to 60 percent capacity by October 9th, and ramping to near pre-hurricane capacity by October 18th.

Medtronic’s primary focus has been to support the well-being of its more than 5,000 direct and contract employees on the island and restore its operations to full productivity. The company has and continues to provide critical supplies for its people in Puerto Rico, including water, food, temporary housing, medical care, counseling services, child care, laundry facilities, and power generators.

Despite ongoing island infrastructure challenges, the company is now fully prepared for sustained operations on the island. Medtronic took several actions to restore its manufacturing operations, including implementing on-site and redundant power generator systems; alternate technologies for telecommunication and data connectivity; access to critical suppliers and production materials; and shipping, transportation, and logistics capabilities. As a result, the company was able to minimize the impact of the hurricane on both its supply to customers as well as the company’s second quarter financial results.

“The creativity, dedication, and persistence of our employees - both on and off the island - in dealing with the aftermath of Hurricane Maria was simply incredible. In particular, our employees in Puerto Rico made countless selfless contributions, despite extensive impact to their personal lives, coming to work every day to ensure customers and patients worldwide received our products,” said Omar Ishrak, Medtronic chairman and chief executive officer. “Through the efforts of our team, along with help from the local government and the U.S. FDA, we were able to achieve extraordinary results with our Puerto Rico operations over the month of October, well exceeding our initial expectations. I am extremely proud of our passionate employees whose tireless dedication was critical in restoring our operations.”

Second Quarter EPS Guidance
Excluding the impact of Hurricane Maria, Medtronic today reiterated its expectation that second quarter adjusted EPS would be flat to slightly up on a comparable, constant currency basis from the prior year comparable EPS of $1.04. The company expects a one cent positive impact to adjusted EPS from foreign currency. Adjusted EPS guidance does not include any charges or gains that would be reported as non-GAAP adjustments to earnings.

Webcast Information
Medtronic will report financial results for the second quarter of fiscal year 2018 and provide an outlook for its fiscal year on Tuesday, November 21, 2017. This is one week earlier than the preliminary date previously provided by the company. A news release will be issued at approximately 5:45 a.m. Central Standard Time (CST) and will be available at http://newsroom.medtronic.com. Medtronic will host a webcast at 7:00 a.m. CST to discuss its financial results. The webcast can be accessed at http://investorrelations.medtronic.com on November 21, 2017. Within 24 hours of the webcast, a replay and transcript of the prepared remarks will be available by clicking on the Investor Events link at http://investorrelations.medtronic.com.

Looking ahead, Medtronic plans to report its fiscal 2018 third and fourth quarter financial results on Tuesday, February 20, 2018, and Thursday, May 24, 2018, respectively. Confirmation and additional details will be provided closer to the specific quarterly earnings release date.

Non-GAAP Schedule
To view the Preliminary FY18 Second Quarter Non-GAAP Reconciliation schedule, click here. The document can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 84,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedule accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material. The revenue results presented in this news release are preliminary and may change. There can be no assurance that the company’s actual results for the period presented in this news release will not differ from the preliminary financial data presented in this news release and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including revenue and growth rates on a comparable, constant currency basis, and diluted EPS, all of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing or decreasing are in comparison to the second quarter of fiscal year 2017.

Medtronic management believes that in order to properly understand its short-term and long-term financial trends, including period over period comparisons of the company’s operations, investors may find it useful to exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedule accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking revenue growth and EPS projections exclude the impact of foreign currency fluctuations. Forward-looking non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

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View Preliminary FY18 Second Quarter Non-GAAP Reconciliation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

				ADJUSTED
	REPORTED			CONSTANT CURRENCY(1)		REVISED(2)
(in millions)	FY18 Q2	FY17 Q2	Growth	Currency Impact	FY18 Q2	FY17 Q2	Comparable Constant Currency Growth
Total Medtronic plc	$7,050	$7,345	(4)%	$35	$7,015	$6,782	3%

Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with U.S. GAAP.

(1) Constant currency adjusted revenue, a non-GAAP financial measure, presents current period revenue using average exchange rates in effect during the applicable prior year period.
(2) Revised revenue excludes revenue related to the divested portion of our Patient Monitoring & Recovery division.